# STAR DISTRIBUTORS, INC

April 13, 2015

Dear Victor,

**Sub: Exclusive Distribution of our brand " JumpCel" Power Banks, Blue tooth Head Phones /Ear Phone and Blue tooth Selfie Sticks**

Greetings from Star Distributors Inc Chicago!

Reference your discussion with Mr. R P Sharma regarding exclusive distribution of our brand ***JumpCel*** *products covering* (Power Banks, Blue tooth Head Phones /Ear Phone & Bule tooth Selfie Sticks.

Star Distributors is pleased to appoint Petrone Worldwide,2685, Hackney Road, Weston ,FL-33332-8588 as our exclusive distributors for Europe, Middle East and South central America and Canada.

We will be sending details of exclusive distribution agreements along with samples and features of our brand by a separate mail.

Welcome on board and wishing you a great success in these markets with our superb high performance and high profit products.

Thanking you in advance for your endeavor and success!

Sincerely

Harry Kuvadia
President

3500 N. MILWAUKEE AVE. CHICAGO, IL 60641 PH :( 773)725-7770 FX :( 773)725-8850
Email: stardeals@aol.com www.stardistdeals.com

# STAR DISTRIBUTORS, INC

3500 N. Milwaukee Ave.
Chicago IL 60641
Ph: 773-725-7770

## EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This EXCLUSIVE DISTRIBUTORSHIP AGREEMENT is made at Chicago on this the 20[TH] day of April, 2015

BY AND BETWEEN

Star Distributors Inc., having its business address at 3500 N Milwaukee Ave, Chicago, IL 60641 (hereinafter referred to as the "SUPPLIER", which expression shall unless repugnant to the context thereof, shall mean and include its directors, legal representatives, executors, administrators, successors-in-interest, nominees, assignees and all persons acting on its behalf) through its director Harry Kuvadia who has been duly authorized to enter in to this agreement for and on behalf of the company.

AND

Petrone Worldwide Inc. through its (Partner/Proprietor) Mr. Victor Petrone (hereinafter referred to as the "SECOND PARTY/ DISTRIBUTOR", which expression shall unless repugnant to the context thereof, shall mean and include its proprietors/partners, legal representatives, executors, administrators, successors-in-interest, nominees, assignees and all persons acting on its behalf)
WHEREAS the SUPPLIER is engaged in the business of manufacturing & selling 'Power Banks, Blue tooth Headphones, Ear phones and Selfie Sticks & more specifically described as per Annexure-'A' [hereinafter the above-said goods as well as goods mentioned in the Annexure-'A' are being collectively referred to as the 'said goods'] under several distinctive trademarks, copyrights & other related intellectual property rights throughout the Republic of India through itself as well as other dealers & distributors.

AND WHEREAS the Second Party is engaged in the business of trading and marketing of several consumer goods including Telephone accessories and other allied & cognate goods.

AND WHEREAS the SUPPLIER intends to market the said goods manufactured by it, in Europe, Middle East, South and Central America and Canada [hereinafter the term 'Territory and for the said purpose, it seeks appointment of sole selling/exclusive distributor in the said territory for marketing of the said goods in the said territory.

AND WHEREAS the Distributor, having the professional expertise in distribution and marketing of the said goods, had expressed its intention of marketing and distribution the said goods of the supplier for the said territory and had also approached the Supplier for grant of exclusive distributorship to market and distribute the said goods for a period of 2 years.

AND WHEREAS the Distributor has represented to the Supplier that it has requisite professional expertise to market, sell and distribute the said goods to the public at large in the said territory and further that it has requisite facilities, competent sales & marketing staff with requisite skill-set and required statutory permissions from the competent Authorities in India to market, sell and distribute the said goods in the said territory.

AND WHEREAS the Supplier with a view to meet the increasing popularity and demand of the said goods in the said territory has orally & mutually agreed to grant an exclusive distributorship to the Distributor for a period of 2 years effective from April 20, 2015 to April 19, 2017 to market, sell and distribute the said goods of the supplier in the said territory on certain terms, conditions & covenants at the request of the Distributor and for its own benefits.

AND WHEREAS the parties have now found it fit and convenient to reduce the terms, conditions & covenants of the said exclusive distributorship to be granted by the 'Supplier' to the 'Distributor' in to writing so as to avoid any confusion and dispute at a later stage.

NOW THEREFORE THIS EXCLUSIVE DISTRIBUTORSHIP AGREEMENT WITNESSES AS UNDER:-

1) The SUPPLIER hereby grants the sole and exclusive marketing and distributorship rights unto the DISTRIBUTOR to market, sell and distribute the said goods as specifically mentioned per Annexure-'A' for the said territory i.e. for Europe, Middle East, South and Central America and Canada for a period of2 years commencing from April 20,2015 and ending on midnight of April 19,2017

2) That the SUPPLIER hereby unconditionally and irrevocably undertakes not to market, sell or distribute the said goods to any third party in the said territory except to the Distributor for the said period of 2years. The Distributor shall have the sole selling, marketing and distribution rights to market, sell and distribute the said goods in the said territory for the aforesaid period of 2years.

3) The duration of this present agreement shall be from April 20,2015 to April 19,2017 After April 19,2017, the present agreement may be renewed/extended from year to year basis only at the option of the SUPPLIER as well as subject to any terms, covenants and conditions as agreed to by the parties in writing at that time. Unless this exclusive selling, marketing & distributorship is renewed by the SUPPLIER in writing, the same shall stand terminated on the midnight of April 19,2017

4) TERMS OF SALES OF GOODS BY SUPPLIER & PURCHASE OF SAID GOODS BY DISTRIBUTOR

(a) Terms and Conditions- All sales of goods made by the Supplier to the Distributor shall be governed by the terms and conditions mentioned & described as per Annexure-'B' which shall be the foundation of the present agreement along with the other terms mentioned in this agreement. Annexure-'B' shall always form an integral part of this agreement and the parties hereto bound & submit themselves to the said terms and conditions;

(b) Prices- the Supplier has the right at any time to revise the prices of the said goods based on the market situation and cost of production by giving thirty (30) days advance written notice to Distributor. However, such revision shall apply to all orders received after the effective date of revision. Price increases shall not affect unfulfilled purchase orders accepted by Supplier prior to the effective date of the price increase. Price decreases shall apply to orders accepted by Supplier but not delivered prior to the effective date of the decreased prices.

(c) Order and Acceptance- All orders for said goods submitted by Distributor shall be initiated by written purchase orders in the prescribed mandatory format. In case of oral orders or through facsimile or e-mail, the Distributor shall send a conformational written purchase order within seven (7) days of such order.

(d) Change/Cancellation of Order– Distributor may cancel purchase order in respect of the orders that have not yet been manufactured by Supplier. However, the Distributor shall not be able to cancel any order if goods have been manufactured as per the purchase order/ sent on board by Supplier. Any expenses/damages already incurred by Supplier in connection with such cancellation shall be reimbursed by the Distributor;

(e) Payment–The payment shall be subject to the adherence to the following terms:

i) All customized & special orders shall require 100% pre-payment/advance;
ii) All other orders shall require 50% advance pre-payment along with order and balance payment of 50% before shipment by wire transfer

(f) Shortages – To claim a shortage on delivery from the Supplier, the Distributor shall send a written claim within seven (7) days of receipt of the delivery to Supplier, with details of the shipment including proof of goods actually delivered, Distributor order number, packaging number (box#), product name & number, quantity missing/shortage and other relevant details so as to enable Supplier to reconcile the same with its records.

(g) Title – No property or title in and to the said goods shall pass to the Distributor upon delivery of goods subject to payment of the full price of the goods within the credit period including any extensions thereto agreed to between the parties and as specifically mentioned in the Payment terms in this agreement.

5) **Benefits to the Distributor under this agreement**:

a) The distributor shall be entitled to an incentive rebate which shall be calculated and payable on incremental sales volume achieved above US$ 1 million [US Dollar one million] on the following basis:

| Dollar Volume | % rebate |
|---|---|
| US$ 1 to US$1.25 Million | 2% |
| US$1.25 Million & Above | 3% |

The rebate shall be paid by credit memo provided that all the other term and conditions of sales are honored

b) That in case of any dispute or clarification, the same shall be sorted between the parties through mutual consultation and meetings but such dispute(s) or clarification shall be no ground for refusal or non-

remittance of such payments by the supplier.

6) The Distributor unconditionally and irrevocably admits the proprietary rights of the Supplier i.e. trademarks, copyrights, design of the said goods, patents and other related intellectual property rights in relation to the said goods, packaging, contents and in any form & relation thereto. Further, the Distributor shall acquire no proprietary rights/claim/title or interest whatsoever, over the said intellectual property rights of the Supplier, either during the subsistence and/or termination of this agreement. The Distributor hereby undertakes not to challenge the validity and enforceability of the said intellectual property rights of the Supplier in respect of said goods or any other intellectual property rights of the Supplier in any manner or work in derogation of the same.

7) The Distributor shall have the right to appoint sub-distributors to sell/ market and distribute the said goods of the supplier in the said territory but with the prior intimation to the Supplier. The Distributor shall update the Supplier about the Sub-Distributor's performance and activities in every six months. Any costs and expenses relating to the appointment of the said sub-distributors as well as any commission/ incentive/ emoluments of any nature whatsoever paid by the distributor to the said sub-distributors shall be the sole responsibility of the Distributor and the Supplier shall have no connection whatsoever with the same. The Distributor shall be solely responsible for the orders, delivery, payment and collection from the sub-distributor and the Supplier shall not be prejudiced in any manner due to any fault or dishonor on part of the sub-distributor and the distributor shall not be entitled to take any defense/excuse for any default in completion and execution of its obligations under this agreement due to any default by the sub-distributor.

8) That in case, the Supplier receives any complaints from any customer directly in relation to the said goods being marketed by the distributor; the supplier shall forward the same to the distributor for corrective action within 30 days. However, in case, the distributor fails to adhere to the best business practices code that the supplier has been maintaining throughout, the Supplier shall have the right to terminate the distributor's agreement by giving an intimation to the distributor notifying its intention of the same and in case of any such event, the Distributor shall indemnify the Supplier from any loss or damage caused due to such acts or omission by the Distributor/sub-distributors appointed by the Distributor.

9) The Distributor hereby undertakes to the Supplier that it shall not manufacture and sell any of the said goods on its own and/or of the third party and/or any other similar/allied & cognate goods in the said territory at any point of time during the subsistence of this agreement and/or after termination of this agreement. In case, the Distributor, if found indulging in such infringing activities, the present agreement shall stand ipso facto terminated and the supplier shall also be entitled to claim penal charges as well damages incurred by it from the Distributor/Sub-distributor.

10) The Supplier undertakes and assures to the Distributor that in case, supplier receives any direct sales query from the said territory through any modes, the Supplier may execute the same subject to payment of 3% over-riding commission to the distributor being payable on the net invoice value of such sales but only after full realization of such sales proceeds.

11) That during the continuation/subsistence of this agreement, Distributor shall not promote or offer for sales any third party's competitive products or services that are in direct or indirect competition to the Supplier's said goods range, without prior written authorization from Supplier.

12) That all financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and shall have no effect on Distributor's obligations to Supplier under this Agreement. The Distributor shall indemnify and hold supplier free and harmless from, any and all claims, damages or law suits arising out of the acts of Distributor, its sub-distributor's, employees or its agents or any other person acting for and on behalf of the Distributor. The Distributor shall hold the Suppliers and its representatives harmless against any claim and liability/responsibility of any kind whatsoever in this regard.

13) That in case any goods which deteriorates / fails/ becomes unfit for use during the original warranty period given by Supplier, Distributor's customers shall be entitled to get the said goods exchanged from the Distributor, which in turn, shall be provided by the Supplier.

14) That the Distributor shall abide by all statutory provisions including various notifications of the Govt/semi Govt/civic authorities from time to time relating to distribution of the said goods as well as applicable statutory standards in this regard. The Distributor shall not hold Supplier and/or its representatives liable against any claim or civil and/or criminal liability and/or responsibility, which may arise in the course of distribution of the said goods.

15) That the Distributor, at its sole expense, shall employ at all times during the term of this agreement, competent sales executives. At the request of the Distributor, the Supplier may provide training to the sales staff regarding technical and product related issues at the Supplier's cost but only in the opted place by the Supplier in the said territory. All the expenses incurred on advertisement, publicity, sales promotion and displays for promoting the said goods shall be borne by the Distributor only. The Distributor shall name and provide trained personnel to act as liaison Officer between Distributor and Supplier in the marketing and promotion of Supplier's said goods in the said territory, which officer shall also provide a continuing first line support to Distributor's customers and end-users of the said goods of Supplier.

16) The Distributor shall not make any false or misleading representation, warranties or guarantees to customers or others regarding Supplier's said goods with respect to the ingredients, features or capabilities of the said goods that are not consistent with Supplier's documentation accompanying the said goods including the limited warranty and disclaimers. In case of any misrepresentation by Distributor, the Distributor alone shall be responsible and Supplier shall have no liability of any nature whatsoever arising out of such misrepresentation.

17) That during the subsistence/validity of this agreement, the Distributor has an absolute right to describe itself as the Official, sole and exclusive Distributor of the Supplier with respect to the said goods within the said territory in print, visual and other media. The Distributor shall also be entitled to at liberty to use the said intellectual property rights of the Supplier on all its stationery, sign-boards, display boards, hoardings, envelopes and other publicity material during the subsistence of this agreement but shall not claim any ownership of the said intellectual property rights under any circumstances whatsoever.

18) That any expenditure-capital or working, any regulatory or other approval with respect to appointment and co-ordination and transaction with such sub-distributor(s), recruitment of manpower, advances to parties, recovery of market payments and any other related fields shall be Distributor's sole responsibility and Supplier shall not have any bearing and/or responsibility for it in any manner whatsoever.

19) That the Distributor as well as Supplier hereby mutually agrees to indemnify and keep each other indemnified against all losses, damages suffered, incurred by any of them due to breach of any of the terms of this Agreement.

20) That all trade mark, service marks, trade names, designs, patents, copyrights, varieties or other data, photographs, samples, literature, customer lists and current sales prospects and sales aid of every kind as envisaged under this agreement shall remain the property of Supplier. Within thirty days after the termination of this agreement and non-renewal thereof, The Distributor, at the option of Supplier, shall ship/ transfer/ handover all such goods lying unsold with the Distributor to Supplier or the duly authorized agent/ representative of Supplier at the expense of Supplier and shall also be entitled to recover the costs of the goods as well as other incidental expenses incurred thereto by the distributor in relation to such goods. The Distributor shall also discontinue representing to the public or its customers that it is authorized to represent Supplier or is the Distributor of the Supplier's said goods in the said territory in any manner whatsoever after the termination of this agreement.

21) Notwithstanding the foregoing, either of the party may terminate the present agreement by giving two months' notice to the other party. However, such breach or Termination thereof shall not relieve either party of obligations incurred prior to such breach or termination thereof.

22) That all confidential and proprietary information are and shall remain the property of the relevant parties. The Distributor undertakes to the Supplier that it shall neither use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed between the parties relating to the Supplier's confidential information. The distributor hereby agrees to indemnify and keep the supplier indemnified against all losses, damages suffered, incurred by the supplier due to unauthorized disclosure of any confidential information.

23) That if any provision of this agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

24) That the parties agree that any legal action or proceedings arising out of this agreement shall be brought in the courts and tribunals of Chicago only and the parties irrevocably submit themselves to the jurisdiction of such courts and tribunals.

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED THIS AGREEMENT ON THIS THE 20th DAY OF APRIL, 2015

| SUPPLIER | ISTRIBUTOR |
|---|---|
| For STAR DISTRIBUTORS INC | For PETRONE WORLDWIDE INC |
| Harshad Kuvadia | [Name, Signature, designation & seal] |

WITNESSES:

1. 2.

*Star Distributor Inc, 3500 N Milwaukee Ave, Chicago, IL 60641, Tel: (773) 725 7770, Fax (773) 725-8850, email: stardeals@aol.com*

Petrone Worldwide Inc. 2685 Hackney Road, Weston, FL 33331

- Website: http://www.petroneworldwide.com
- Phone: 855-297-3876
- Email: vpetrone@petroneworldwide.com

Since 1842 UNIVERSAL®

JUMPCEL™ My Life. My Device.

STAR CRAFTS®

# STAR DISTRIBUTORS, INC

3500 N. Milwaukee Ave.
Chicago IL 60641
Ph: 773-725-7770

**ANNEXURE-'A'**

- Power banks (all types)
- Blue tooth Head phones
- Blue tooth Ear Phones
- Blue tooth Selfie Sticks
- Blue tooth Speakers
- Blue tooth other mobile device accessories
- Universal Cast Iron Cookwares
- Starcrafts Houswares

Since 1842 UNIVERSAL® JUMPCEL™ My Life. My Device. STAR CRAFTS®

# STAR DISTRIBUTORS, INC

3500 N. Milwaukee Ave.
Chicago IL 60641
Ph: 773-725-7770

**ANNEXURE-'B'**

(Star Distributors Inc is also being referred to as "STARDEALS')

- Price – All prices are in U$ FOB plant , Shenzhen, China
- All ocean freight, insurance, import duty and CHA charges are to the account of the Distributor on actuals.
- Stardeals will use only designated shipping line approved by the Distributor. However, in case where designated transport is not specified prior approval will be obtained from the Distributor in writing before shipment.
- Documentation to be provided along with shipment – Supplier will provide Commercial Invoice, Packing list, Certificate of Origin and Ocean Bill of Lading after the shipment is done.
- Packing and delivery – the products will be delivered in good condition as per the terms of our quote and sample approval if any.
- Labels on all boxes shall clearly indicate the contents and the PO No.
- Sample approval – samples will be provided for the approval of the Distributor. Approval is required in writing before affecting supplies
- Complaints and Rejection – all products will be shipped defect free as per pre-approved sample. Any rejection due to quality or non-conformity has to be brought to the notice of Stardeals within 7 days of receipt.
- .All disputes will be subject to Chicago jurisdiction.

Since 1842 UNIVERSAL® JUMPCEL™ My Life. My Device. STAR CRAFTS®